Exhibit 15

November 10, 2006

GFI Group Inc.
100 Wall Street
New York, New York

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of GFI Group Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2006 and 2005, as indicated in our report dated November 10, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is being incorporated by reference in Registration Statement No. 333-122905 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
New York, New York